UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):         February 6, 2008

Inovio Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11494 Sorrento Valley Road, San Diego, California	92121-1318
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (858) 597-6006

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed in the Current Report on Form 8-K filed January 30, 2008 by Inovio Biomedical Corporation (the “Company”), the Staff of the Securities and Exchange Commission (the “SEC”) has reviewed and issued comments pertaining to the Company’s Form 10-K for the year ended December 31, 2006 and the Form 10-Q for the three- and nine-month periods ended September 30, 2007.  After substantial correspondence and discussions with the SEC Staff regarding certain comments received pertaining to the classification of registered warrants issued by the Company in October 2006 and August 2007, management of the Company determined on February 6, 2008 that such registered warrants require reclassification from equity to liability in the Company’s consolidated financial statements for the year ended December 31, 2006 and the interim reporting periods in 2007.

In October 2006, the Company issued 4,074,067 registered shares of its common stock and registered warrants exercisable for 1,425,919 shares of its common stock for approximately $9.9 million in a registered direct financing solely involving offshore investors.  In August 2007, the Company issued 230,000 registered shares of its common stock and registered warrants exercisable for 150,000 shares of its common stock to Asia Life Sciences Venture Consulting Inc. (“ALVC”), in consideration for identifying opportunities for the license or sale of all or part of one of the Company’s SECTA therapy programs. The Company originally classified the registered warrants issued in both transactions as equity, however after substantial discussions with the SEC Staff regarding the legal and accounting principles applicable to the facts and circumstances surrounding the issuance of these registered warrants, the Company determined that the warrants should be classified as a liability pursuant to Emerging Issues Task Force Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” on the understanding that in compliance with applicable securities laws, the registered warrants require the issuance of registered securities upon exercise and do not sufficiently preclude an implied right to net cash settlement.

Thus, the Company’s management determined on February 6, 2008, in consultation with its independent registered public accounting firm, Ernst & Young LLP, that due to the error in the initial classification of the registered warrants, the Company’s previously issued consolidated financial statements for the fiscal year ended December 31, 2006 and the subsequent interim periods in 2007 and the related reports of Ernst & Young LLP and all earnings and similar communications issued by the Company since December 31, 2006 should no longer be relied upon and should be restated to reflect the impact of the required reclassification of the registered warrants.   The restatements will result in the classification of the registered warrants from equity to a liability in the amount of $3.7 million as of October 13, 2006 and $232,000 as of August 3, 2007.  In addition, the revaluation of the registered warrants at each subsequent balance sheet date results in a carrying value of the liability of $3.5 million as of the year ended December 31, 2006, $3.2 million as of the quarter ended March 31, 2007, $2.5 million as of the quarter ended June 30, 3007, and $790,000 as of the quarter ended September 30, 2007.  Also, the revaluation of the registered warrants at each subsequent balance sheet date and recording of any changes in the fair value reflected in the statements of operations as “Other income” or “Other expense”, accordingly resulted in an increase to other income of $135,000 for the year ended December 31, 2006, of $330,000 for the quarter ended March 31, 2007, of $727,000 for the quarter ended June 30, 3007, and of $1.9 million for the quarter ended September 30, 2007. There is no effect on the consolidated Statement of Cash Flows as a result of this change as the mark-to-market adjustment would have been reflected as a non-cash charge within the Company’s consolidated Statements of Operations.

Investors, potential investors and other readers of the Company’s prior SEC filings for the periods noted are cautioned not to rely on the consolidated financial statements therein that have not been restated for the year ended December 31, 2006 and the interim periods for 2007.

As discussed by the Company’s Chief Financial Officer and other members of management with the reviewing SEC Staff, as well as with the Company’s independent registered public accounting firm, the Company will restate its consolidated financial statements for the impacted periods in its Annual Report on Form 10-K for the year ended December 31, 2007. The Company will label the comparative 2006 financial information in the Form 10-K “As Restated” and will provide explanatory disclosure consistent with the requirements of Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3.” The Company will also provide expanded 2007 quarterly financial information, at a level consistent with Article 10 of Regulation S-X, reconciling the restated quarterly consolidated Balance Sheets and Statements of Operations to previously filed quarterly financial information.  The Company expects to complete the restatements necessary and file the restated financial statements and detailed explanatory information within its Form 10-K for the year ended December 31, 2007, by the deadline for such report on March 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2008

INOVIO BIOMEDICAL CORPORATION

By:	/s/ Peter Kies
Peter Kies, Chief Financial Officer